Exhibit 10.1

[DoMark Logo]



August 24, 2009

Mr. John Bordynuik, CEO
310 Holdings, Inc.
Ontario, Canada

RE: Media Credits Purchase and Assignment

Dear John;

This letter shall constitute our agreement and understanding concerning the sale and assignment of $9,997,134 of Media credits in print and radio that DoMark International, Inc. owns free and clear of any liens or encumbrances of any kind to 310 Holdings, Inc. pursuant to the following terms:

1. For and as consideration of the assignment to 310 Holdings, Inc. of above referenced media credits of $9,997,134, 310 Holdings shall issue to Domark International, Inc. one million shares (1,000,000) of restricted common stock of 310 Holdings, Inc. Domark's EIN number is 20-4647578. Domark's address is 1809 East Broadway #125 Oviedo, Florida 32765

2. For and as consideration of the issuance of shares by 310 to Domark, Domark shall assign, set over and transfer title and interest to its remaining balance of media credits as set forth herein to 310 Holdings, Inc. Domark represents and warrants to 310 that the media credits being assigned herein are free and clear of any liens or encumbrances and Domark shall indemnify and hold harmless 310 from any claims relating to the media credits.

3. Upon closing, Domark shall notify the vendor of the sale and assignment and copy 310 Holdings on the communication to the vendor.

If these terms and conditions are acceptable, please execute in the space provided below and return to me by PDF file or by fax to 407-349-1511.

Sincerely,


/s/ R. Thomas Kidd
--------------------------------------
R. Thomas Kidd
Chief Executive Officer

Letter of August 24, 2009
Media Credits Purchase and Assignment

Accepted and Agreed:

310 Holdings, Inc.


By: /s/
   -----------------------------------
   Its CEO